EX 99.28(d)(62)(iii)

Amendment to

Investment Sub-Advisory Agreement Between

Jackson National Asset Management, LLC

and Western Asset Management Company

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (“Adviser”), and Western Asset Management Company, a Corporation organized in the State of California (“Sub-Adviser”).

Whereas, the Adviser and Sub-Adviser entered into an Investment Sub-Advisory Agreement effective as of the 27th day of April, 2015, as amended (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios of JNL Series Trust (the “Trust”), as listed on Schedule A to the Agreement.

Whereas, the Parties have agreed to amend the Agreement to reflect 1) a change in the Sub-Adviser’s entity name; and 2) a change in the legal structure for the Sub-Adviser, pursuant to a change from a California corporation to a California limited liability company.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	All references to Western Asset Management Company shall be deleted and replaced with the following entity name:

Western Asset Management Company, LLC.

2)	The preamble of the Agreement is hereby deleted and replaced, in its entirety, with the following, to reflect the current legal structure for the Sub-Adviser:

“This Agreement, effective as of the 27th day of April 2015, is by and between Jackson National Asset Management, LLC, a limited liability company organized in the State of Michigan (the “Adviser”), and Western Asset Management Company, LLC (the “Sub-Adviser”), a limited liability company organized in the state of California.”

3)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

4)	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

5)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective August 31, 2018.

Jackson National Asset Management, LLC		Western Asset Management Company, LLC

By:	/s/ Mark D. Nerud	By:	/s/ Adam Wright
Name:	Mark D. Nerud	Name:	Adam Wright
Title:	President and CEO	Title:	Manager, U.S. Legal Affairs